EXHIBIT 99.1

                                PRESS RELEASE

FOR IMMEDIATE RELEASE                                CONTACT:

Titanium Metals Corporation                          Mark A. Wallace
1999 Broadway, Suite 4300                            Chief Financial Officer
Denver, CO 80202                                     303-296-5651


                      TIMET COMPLETES NEW CREDIT FACILITIES

         DENVER, COLORADO . . . February 28, 2000 . . . Titanium Metals Corporation (NYSE:TIE) announced today it has entered into a new $125 million revolving credit agreement with Congress Financial Corporation (Southwest) replacing its previous U.S. credit facility. Borrowings under the new facility are limited to a formula-determined borrowing base derived from the value of accounts receivable, inventory and equipment. Interest generally accrues at rates that vary from LIBOR plus 2% to LIBOR plus 2 1/2%. The credit agreement limits additional indebtedness, prohibits the payment of common stock dividends, and contains other covenants customary in lending transactions of this type. The credit agreement permits the continuation of quarterly distributions on TIMET's convertible preferred securities (BUCSSM) provided "excess availability," as determined under the agreement, is $25 million or more. At closing, TIMET had approximately $80 million of "excess availability" under this new facility. The Board will continue to re-evaluate the continuation of distributions on the convertible preferred securities on a quarter-by-quarter basis.

         TIMET UK Limited has also entered into new credit facility providing for revolving credit and terms loans of up to (pound)30 million ($48 million), subject to a formula-determined borrowing base. Borrowings under the UK facility accrue interest at rates that vary from LIBOR plus 1% to LIBOR plus 1 1/2%. This facility also contains covenants customary in lending transactions of this type. At closing, TIMET UK had about (pound)10 million ($16 million) of unused borrowing availability under this facility.

         Titanium Metals Corporation, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products. Information on TIMET is available on the World Wide Web at http://www.timet.com/.

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BUCS is a registered service mark of Salomon Smith Barney Inc